As filed with the Securities and Exchange Commission on March 21, 2008
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HANMI FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4788120

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
(213) 382-2200

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Hanmi Financial Corporation 2007 Equity Compensation Plan

(Full Title of Plan)
Chung Hoon Youk
Hanmi Financial Corporation
3660 Wilshire Boulevard, Penthouse Suite A
Los Angeles, California 90010
(213) 382-2200

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:
Craig D. Miller, Esq.
Manatt, Phelps & Phillips, LLP
1001 Page Mill Road, Building 2
Palo Alto, California 94304-1008
Telephone: (650) 812-1300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Calculation of Registration Fee

Title of Securities to	Amount to be	Proposed Maximum	Aggregate	Amount of
Be Registered	Registered(1)(2)	Offering Price Per Unit	Offering Price(2) (3)	Registration Fee(1) (3)
Common Stock, $0.001 Par Value Per Share (1)	3,000,000	$7.485	$22,455,000	$—

(1)	This registration statement is a new registration statement. The 3,000,000 shares being registered hereby includes 737,508 shares issuable under the Hanmi Financial Corporation 2007 Equity Compensation Plan and 2,262,492 carried over from the Hanmi Financial Corporation 2000 Stock Option Plan (the “Prior Plan”) previously registered for sale by Registration Statement No. 333-44090 (the “Prior Registration Statement”).

(2)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of shares as may become available as a result of the adjustment provisions thereof.

(3)	Based upon the average of the high and low prices of the Company’s Common Stock on March 19, 2008 as reported on the NASDAQ Global Select Market in accordance with Rule 457(c) of the Securities Act of 1933, the price per share is $7.485 and the aggregate offering price is $22,455,000.

STATEMENT PURSUANT TO GENERAL INSTRUCTION TO FORM S-8
PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Hanmi Financial Corporation has filed this registration statement to register under the Securities Act of 1933, as amended, the offer and sale of 3,000,000 shares of common stock issuable pursuant to the Company’s 2007 Equity Compensation Plan. The 2007 Equity Compensation Plan was approved and adopted at the Company’s 2007 Annual Meeting of Stockholders held on May 23, 2007. The number of shares issuable under the 2007 Equity Compensation Plan is comprised of:
2,262,492 shares remaining available for grant under the Prior Plan; and
737,508 additional shares.
The Company desires to carry over to this registration statement an aggregate of 2,262,492 shares registered pursuant to the Prior Registration Statement and for which a registration fee has previously been paid. Following the filing of this registration statement, the 2,262,492 shares carried over from the Prior Registration Statement will no longer be available for new awards under the Prior Plan, which plan was terminated as to future grants on May 23, 2007.
Consequently, (i) the Company is carrying over from the Prior Registration Statement and registering the offer and sale of 3,000,000 shares of common stock under the 2007 Equity Compensation Plan pursuant to this registration statement; and (ii) the Prior Registration Statement is being amended on a post-effective basis to reflect the transfer of an aggregate of 2,262,492 shares to this registration statement.
Hanmi Financial Corporation (the “Registrant” or the “Company”) files this Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) to register 3,000,000 shares of the Company’s Common Stock for issuance pursuant to the Company’s 2007 Equity Compensation Plan (the “Plan”), and such indeterminate number of shares as may become available under the Plan as a result of the adjustment provisions thereof.
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
          The Company hereby incorporates by reference the following documents which have previously been filed with the Commission (File No. 000-30421):
     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including all material incorporated by reference therein;
     (b) Current report on Form 8-K filed on February 12, 2008.
     (c) The description of the classes of securities offered hereby which is contained in a Registration Statement on Form 8-A dated April 21, 2000, setting forth a description of the Registrant’s common stock, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.
     All other documents filed (not furnished) by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
          Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. DESCRIPTION OF SECURITIES
          Incorporated by reference. See Item 3(c) above.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
          The validity of the shares of common stock to be issued under the terms of the Hanmi Financial Corporation 2007 Equity Compensation Plan as amended, will be passed upon for the Registrant by Judith Kim, Associate General Counsel of the Registrant. As of the date of this document, Ms. Kim does not own shares of the Registrant’s common stock or hold options to purchase shares of such stock and is an eligible participant under the Plan.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Section 145 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Hanmi Financial Corporation contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers. The Registrant has authorized the entering into of indemnity contracts and provided insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
          Not Applicable.

Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Judith Kim, Associate General Counsel of Hanmi Financial Corporation

10.1	Hanmi Financial Corporation 2007 Equity Compensation Plan (incorporated herein by this reference as Exhibit 10.1 to the Form 8-K filed with the SEC on June 26, 2007)

23.1	Consent of KPMG LLP

23.2	Consent of Judith Kim (included in Exhibit 5.1)

24.1	A power of attorney is set forth on the signature page of the Registration Statement

ITEM 9. UNDERTAKINGS
     (a) The Company hereby undertakes:
     (1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
     (2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on March 21, 2008.

HANMI FINANCIAL CORPORATION
By:	/s/ Chung Hoon Youk
Chung Hoon Youk
Interim President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chung Hoon Youk and Brian E. Cho, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chung Hoon Youk Chung Hoon Youk	Interim President and Chief Executive Officer (Principal Executive Officer)	March 21, 2008

/s/ Brian E. Cho Brian E. Cho	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 21, 2008

/s/ I Joon Ahn I Joon Ahn	Director	March 21, 2008

/s/ Ki Tae Hong Ki Tae Hong	Director	March 21, 2008

/s/ Richard B. C. Lee Richard B. C. Lee	Director	March 21, 2008

/s/ Joon Hyung Lee Joon Hyung Lee	Director	March 21, 2008

/s/ Chung Kyu Park Chung Kyu Park	Director	March 21, 2008

/s/ Mark K. Mason Mark K. Mason	Director	March 21, 2008

/s/ Joseph K. Rho Joseph K. Rho	Director	March 21, 2008

/s/ Won R. Yoon Won R. Yoon	Director	March 21, 2008

Exhibit Index

Exhibit
Number	Description

5.1	Opinion of Judith Kim, Associate General Counsel of Hanmi Financial Corporation

10.1	Hanmi Financial Corporation 2007 Equity Compensation Plan (“Plan”) (incorporated herein by this reference as Exhibit 10.1 to the Form 8-K filed with the SEC on June 26, 2007.)

23.1	Consent of KPMG LLP

23.2	Consent of Judith Kim (included in Exhibit 5.1)

24.1	A power of attorney is set forth on the signature page of the Registration Statement